Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of ProPhase Labs, Inc. and Subsidiaries on Form S-8 (No. 333-169697, No. 333-189875, No. 333-217484, No. 333-224369 and No. 333-225496) and Form S-3 (333-225875) of our report dated March 26, 2020, on our audit of the consolidated financial statements as of December 31, 2019 and for the year then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 31, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Iselin, New Jersey

March 31, 2021